EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

by and among

Suiza Dairy Group, Inc., as the Buyer

and

Michael Foods, Inc., Michael Foods of Delaware, Inc., Kohler Mix
Specialties, Inc., M-Foods Dairy Holdings, LLC, and Marathon Dairy, LLC,
as the Sellers

Table of Contents

ARTICLE I	The Purchase
1.1	Sale and Delivery of the Subject Securities
1.2	Closing Date
1.3	Consideration
1.4	Purchase Price Adjustment
1.5	Closing Deliveries
1.6	Further Assurances
ARTICLE II	Representations and Warranties of the Sellers
2.1	Organization
2.2	Authority
2.3	Formation Documents
2.4	Capitalization
2.5	Title to Securities
2.6	Subsidiaries and Other Interests; Non-Operating Entity
2.7	Title to Assets
2.8	Condition and Sufficiency of Assets
2.9	No Violation
2.10	Governmental Consents
2.11	Financial Statements
2.12	Absence of Undisclosed Liabilities
2.13	Absence of Certain Changes
2.14	Taxes
2.15	Litigation
2.16	Compliance with Laws
2.17	Permits
2.18	Environmental Matters
2.19	Employee Matters
2.20	Employee Benefit Plans
2.21	Material Agreements
2.22	Customers
2.23	Intellectual Property Rights
2.24	Competing Interests
2.25	Illegal Payments
2.26	Insurance
ARTICLE III	Representations and Warranties of the Buyer
3.1	Organization
3.2	Authority
3.3	No Violation
3.4	Governmental Consents
3.5	Litigation
3.6	Investment Intent
3.7	Accredited Investor
3.8	Restricted Securities

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ARTICLE IV	Covenants and Agreements
4.1	Conduct of Business
4.2	Access and Information
4.3	Supplemental Disclosure
4.4	Assistance with Permits and Filings; Unassigned Contracts
4.5	Fulfillment of Conditions by the Sellers
4.6	Fulfillment of Conditions by the Buyer
4.7	Publicity
4.8	Transaction Costs
4.9	No-Shop Provisions
4.10	Nondisclosure
4.11	Mutual Release
4.12	Certain Tax Matters
4.13	Employees and Employee Benefits
4.14	Sale of Assets
4.15	Name Change
ARTICLE V	Closing Conditions
5.1	Conditions to Obligations of the Buyer
5.2	Conditions to Obligations of the Sellers
ARTICLE VI	Indemnification
6.1	Indemnification of the Buyer
6.2	Indemnification of the Sellers
6.3	Survival
6.4	Notice
6.5	Defense of Claims
6.6	Appointment of Representative
6.7	Determination of Losses
6.8	Exclusive Monetary Remedy
ARTICLE VII	Noncompetition Agreement
7.1	Noncompetition
ARTICLE VIII	Miscellaneous
8.1	Termination
8.2	Notices
8.3	Attorneys’ Fees and Costs
8.4	Brokers
8.5	Counterparts
8.6	Interpretation
8.7	Assignment
8.8	Entire Agreement, Amendment
8.9	Specific Performance, Remedies Not Exclusive
8.10	GOVERNING LAW
8.11	Drafting
8.12	Usage
8.13	Certain Definitions

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made and entered into as of October 1, 2003, by and among Suiza Dairy Group, Inc., a Delaware corporation (the “Buyer”), and Michael Foods, Inc., a Minnesota corporation, Michael Foods of Delaware, Inc., a Delaware corporation, Kohler Mix Specialties, Inc., a Minnesota corporation (“KMSI”), M-Foods Dairy Holdings, LLC, a Delaware limited liability company (“MFDH”), and Marathon Dairy, LLC, a Delaware limited liability company (“Marathon LLC”) (each individually a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers, by and through their subsidiaries, M-Foods Dairy, LLC, a Delaware limited liability company, and M-Foods Dairy TXCT, LLC, a Delaware limited liability company (each individually a “Company” and collectively, the “Companies”), engage in the business of developing, manufacturing, processing, distributing, marketing and selling coffee creamers, half & half, whipping cream, soft-serve mix and other specialty dairy items (the “Business”);

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the outstanding equity interests of the Companies held directly by the Sellers and all of the outstanding equity interests of Kohler Mix Specialties of Connecticut, Inc., a Connecticut corporation (“KMSC”), Midwest Mix, Inc., a Minnesota corporation (“Midwest Mix”), and Marathon Dairy Investment Corp., a Minnesota corporation (“MDIC”), which own, or as of the Closing will own, all of the outstanding equity interests of the Companies that are not held directly by the Sellers;

WHEREAS, all of the outstanding equity interests of the Companies, consisting of 100% of the Preferred Units, 100% of the Class A Units and 100% of the Class B Units of each Company, are currently owned by KMSI, MFDH, KMSC and Midwest Mix;

WHEREAS, prior to Closing MFDH will engage in a Reorganization (as defined and further described in Section 5.1(p)), pursuant to which Marathon LLC will cause its wholly owned subsidiary, MDIC, to acquire, and as of the Closing to directly own, approximately 13.5% of the Class B Units of each Company (the “MDIC Minority Interest”), with the remainder of the Companies’ Preferred Units, Class A Units and Class B Units continuing to be held as of the Closing by KMSI and MFDH (the “Majority Interest”) and by KMSC and Midwest Mix (the “TXCT Minority Interest”) as set forth in Schedule 2.4;

WHEREAS, Marathon LLC owns, or will own as of the Closing Date, all of the issued and outstanding shares of the capital stock of MDIC (the “MDIC Securities”), and KMSI owns, and as of the Closing Date will own, all of the outstanding equity interests of KMSC (the “KMSC Securities”) and Midwest Mix (the “MM Securities”); and

WHEREAS, the Sellers desire to sell the Majority Interest, the KMSC Securities, the MM Securities and the MDIC Securities, which together include all of the outstanding equity interests of the Companies, MDIC, KMSC and Midwest Mix, to the Buyer, and the Buyer desires to purchase the Majority Interest, the KMSC Securities, the MM Securities and the MDIC Securities from the Sellers, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Purchase

1.1                                 Sale and Delivery of the Subject Securities.  Pursuant to the terms and subject to the conditions set forth herein, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, the Majority Interest, the MDIC Securities, the KMSC Securities and the MM Securities (the “Subject Securities”), which directly or indirectly constitute all of the issued and outstanding equity interests of the Companies, MDIC, KMSC and Midwest Mix, for the consideration set forth in Section 1.3.  The nature and amount of the Subject Securities, the TXCT Minority Interest and the MDIC Minority Interest and the ownership thereof are set forth in Exhibit A to this Agreement.

1.2                                 Closing Date.  The closing of the sale and purchase of the outstanding equity interests of the Companies (the “Closing”) will take place at the offices of Leonard Street and Deinard, Professional Association, located at 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota at 9:00 a.m. local time on October 15, 2003, or at such other date, time and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article V have not been satisfied or waived by October 15, 2003, and there is no agreement among the parties as to another day, on the day that is two business days following the date on which all such conditions (other than those conditions to be satisfied at the time of the Closing) have been satisfied or waived (such date being herein called the “Closing Date”).  The Closing will be effective as of 11:59 p.m. on the date immediately preceding the Closing Date.

1.3                                 Consideration.  As consideration in full for the sale and purchase of all of the Subject Securities, the Buyer will pay to the Sellers an aggregate of $156,050,000, in the respective amounts set forth in Exhibit A attached hereto, as such sum may be adjusted pursuant to Section 1.4 below (collectively, the “Purchase Price”).  Exhibit A also will indicate the allocation (by percentage) among the Sellers for any Purchase Price adjustments that may occur under Section 1.4 and each Seller’s approximate portion of the Purchase Price that will be paid to the lenders and Bank of America, N.A. as agent for such lenders, as required under the terms of the Credit Agreement (as such term is defined in the Schedules).  The Sellers may amend Exhibit A at any time before the Closing; provided that Marathon LLC’s portion of the Purchase Price allocation does not exceed $13,000,000, and the aggregate amount the Sellers will pay to the lenders and Bank of America, N.A. as agent for such lenders under the Credit Agreement will not be less than $115,000,000.  The Purchase Price will be payable at Closing by wire transfer of immediately available funds to accounts specified in writing by the Sellers to the Buyer prior to the Closing.  None of the Sellers will receive any distribution of any portion of the Purchase Price in excess of the amounts permitted under the Credit Agreement as in effect on the date hereof and the definition of “Net Cash Proceeds” thereunder.

1.4                                 Purchase Price Adjustment.

(a)                                  “Working Capital” means, after consummation of the transactions contemplated by Section 5.1(p), (i) the aggregate book value of the Companies’ current assets (excluding intercompany receivables between the Companies and the Sellers or any of their Affiliates which will be distributed to the Sellers or their Affiliates immediately prior to the Closing) but including any receivables for trade deductions that are not yet allocated to the Companies and any reductions of receivables for unapplied cash that are not yet allocated to the Companies, minus (ii) the aggregate book value of the Companies’ current liabilities (excluding any intercompany liabilities between the Companies and the Sellers or any of their Affiliates, income tax and deferred income tax liabilities, indebtedness for borrowed money and related accrued interest, transaction expenses for which the Sellers are liable, as provided in Section 4.8, and any other liabilities for which the Sellers are liable), in each case calculated as of the last day of the Companies’ accounting month immediately preceding the month in which the Closing occurs (the “Effective Date”) in accordance with generally accepted accounting principles applied in a manner consistent with the Companies’ historical financial statements.  “Current assets” will include “inventory-maintenance parts,” which, for purposes of this Section 1.4, the parties agree shall be deemed to equal $686,600.  An example of the determination of Working Capital is set forth on Schedule 1.4(a).  Without limiting the foregoing, Working Capital will include only that portion of the inventory held for sale that is of good and merchantable quality, saleable in the ordinary course of business and in compliance with all applicable health, food and labeling laws and regulations, that portion of other inventory currently useable, and that portion of the accounts receivable balances of the Companies that are collectible in full in the ordinary course of business, without resort to litigation, and not subject to counterclaim, set-off or other reductions.

(b)                                 “Stated Working Capital” means the amount of $11,000,000.

(c)                                  “Income Tax Liabilities” means the liability for federal and state Taxes (as defined in Section 2.14(i)) on income of MDIC for the Tax period or portion thereof ending on the Effective Date, reduced by the amount of any Tax deposits made by MDIC for such Tax period or portion thereof and any cash on hand at MDIC at Closing.

(d)                                 Not later than five (5) calendar days prior to the Closing Date, the Sellers and the Buyer will, jointly, in good faith, estimate the amount of the Working Capital (the “Estimated Working Capital”) and Income Tax Liabilities (the “Estimated Income Tax Liabilities”) as of the Effective Date.  The Estimated Working Capital will be computed in a manner consistent with the computation of Working Capital as set forth on Schedule 1.4(a).  At the Closing, the Purchase Price payable by the Buyer will be increased or decreased for the amount by which the Estimated Working Capital is greater than or less than Stated Working Capital, respectively, and that portion of the Purchase Price payable to Marathon LLC will be decreased by the Estimated Income Tax Liabilities or, if the Estimated Income Tax Liabilities are negative in amount, that portion of the Purchase Price payable to Marathon LLC will be increased by such amount.

(e)                                  Within ninety (90) calendar days after the Closing, the Buyer will calculate the actual Working Capital at the Effective Date, calculated in the same manner as the Estimated Working Capital, and will notify the Sellers of such calculation.  If the Sellers dispute the accuracy of the Buyer’s calculation within thirty (30) calendar days after receipt thereof, and the parties are unable to settle such dispute within an additional fifteen (15) calendar days, then Sellers will provide their own calculation of actual Working Capital in writing and the dispute shall be submitted promptly to a nationally known independent certified public accounting firm reasonably acceptable to the Buyer and the Sellers (the “Accountant”), which will determine the actual Working Capital of the Companies at the Effective Date.  The fees and expenses of the Accountant will be allocated one-half to the Buyer and one-half to the Sellers.  The actual Working Capital at the Effective Date determined by the Buyer, by agreement between the parties or by the Accountant (as provided in this paragraph), is referred to as the “Actual Working Capital.”

(f)                                    If the Actual Working Capital exceeds the Estimated Working Capital, then the Buyer will pay the amount of such excess in cash by wire transfer of immediately available funds (to accounts specified in writing by the Sellers) within fifteen (15) calendar days after determination of the Actual Working Capital.  If the Actual Working Capital is less than the Estimated Working Capital, then the Sellers will pay the amount of such shortfall in cash by wire transfer of immediately available funds (to an account specified in writing by the Buyer) within fifteen (15) calendar days after determination.  The Buyer will pay interest of 4% per annum on the Purchase Price for the period beginning on the Effective Date and ending on the Closing Date.  Any payment required pursuant to this paragraph will be considered an adjustment to the Purchase Price.

1.5                                Closing Deliveries.  At the Closing,

(a)                                  the Buyer will pay to the Sellers the Purchase Price specified in Section 1.3;

(b)                                 the Sellers will deliver certificates (if any) representing the Subject Securities, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to the Buyer good title to all such Subject Securities;

(c)                                  each of the employees of the Companies listed on Schedule 1.5(c) will enter into noncompetition agreements substantially in the form of Exhibit B attached hereto;

(d)                                 the Companies, KMSC and Midwest Mix will (i) enter into an assignment in form and substance satisfactory to the Sellers and the Buyer to assign to KMSI any claims that the Companies, KMSC and Midwest Mix may have relating to the pending lawsuit by Kohler Mix Specialties, Inc. against Alfa Laval, Inc., provided that the Sellers will indemnify the Companies, KMSC and Midwest Mix from any and all Losses of any nature relating to or arising out of such claims or lawsuit or Sellers’ actions with respect thereto, without regard to the limitations set forth in Article VI; and (ii) agree to provide for a period of 24 months such information and cooperation as the Sellers may reasonably require in connection therewith, provided that the Sellers will reimburse the Companies, KMSC and Midwest Mix for any out-of-pocket expenses and the cost of personnel time in providing such information and cooperation;

(e)                                  the Sellers will transfer and deliver to the Buyer the originals or copies of all of the books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information of and relating to the Companies; and

(f)                                    the Buyer and the Sellers will execute and deliver the documents required to be delivered by each of them pursuant to Article V.

1.6                                 Further Assurances.  At or after the Closing, and without further consideration, the Sellers will execute and deliver to the Buyer such further instruments of conveyance and transfer as the Buyer may reasonably request in order more effectively to convey and transfer the Subject Securities to the Buyer and to put the Buyer in operational control of the Companies, MDIC, KMSC and Midwest Mix, or for aiding, assisting, collecting and reducing to possession any of the Subject Securities and the assets of the Companies, MDIC, KMSC and Midwest Mix and exercising rights with respect thereto.

ARTICLE II

Representations and Warranties of the Sellers

The Sellers, jointly and severally, hereby represent and warrant to the Buyer that the statements contained in this Article II (subject to the disclosures contained in the Schedules referenced herein) are true and correct as of the date hereof.  The disclosures in any Section of the Schedules referenced herein shall qualify as disclosures with respect to all other Sections of the Schedules referenced herein only where specifically cross-referenced or, in the absence of a specific cross-reference, only where the disclosure made in any particular Section of the Schedules referenced herein is sufficient on its face, without reference to attachments or underlying documentation (excluding appendices to the Schedules, which shall be deemed part of the Schedules), to alert the Buyer to the relevance of the disclosure to such other Section of the Schedules referenced herein.

2.1                                 Organization.  Each Seller, each Company, MDIC, KMSC and Midwest Mix is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation and has full power to own its properties and to conduct its business as presently conducted.  Each Seller, each Company, MDIC, KMSC and Midwest Mix is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary.  Each Seller, each Company, MDIC, KMSC and Midwest Mix is formed in, and is required to be qualified to do business as a foreign entity in, the jurisdictions set forth on Schedule 2.1, and each Seller, each Company, MDIC, KMSC and Midwest Mix is so qualified in such jurisdictions.  Set forth on Schedule 2.1 is a list of all assumed names under which each Company, MDIC, KMSC or Midwest Mix operates and all jurisdictions in which any of the assumed names is registered.

2.2                                 Authority.  Each Seller has all requisite power and authority, corporate, limited liability company or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Seller in connection with or pursuant to this Agreement (collectively, the “Seller Documents”).  The execution, delivery and performance by each Seller of each Seller Document to which it is a party has been duly authorized by all necessary action, corporate, limited liability company or otherwise, on the part of each Seller.  This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by each Seller (to the extent each is a party thereto).  This Agreement is, and, upon execution and delivery by each Seller at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of each Seller (to the extent each is a party thereto), enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

2.3                                 Formation Documents.  The Sellers have delivered to the Buyer true, correct and complete copies of each Company’s, MDIC’s, KMSC’s and Midwest Mix’s certificate of incorporation, certificate of formation, bylaws, operating agreement, minute books and equity record books, as applicable.  Such records include minutes or consents reflecting all actions taken by the directors and managers (including any committees) and stockholders and members of the Companies, MDIC, KMSC and Midwest Mix.

2.4                                 Capitalization.

(a)                                  The Majority Interest, the TXCT Minority Interest and the MDIC Minority Interest constitute all of the issued and outstanding equity interests of the Companies, the MDIC Securities constitute all of the issued and outstanding equity interests of MDIC, the KMSC Securities constitute all of the issued and outstanding equity interests of KMSC, and the MM Securities constitute all of the issued and outstanding equity interests of Midwest Mix.  The Subject Securities, the TXCT Minority Interest and the MDIC Minority Interest have been duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 2.16), and are fully paid and nonassessable and free of preemptive rights.  Neither MDIC, KMSC, Midwest Mix nor either Company holds any of its equity interests in treasury, nor has any equity interests reserved for issuance.

(b)                                 Except as set forth on Schedule 2.4, there are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any Seller, either Company, MDIC, KMSC or Midwest Mix, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in either Company, MDIC, KMSC or Midwest Mix, or any agreement, document, instrument or obligation convertible or exchangeable therefore.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person (as defined in Section 2.15) is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of either Company, MDIC, KMSC or Midwest Mix.  Except as set forth on Schedule 2.4, there are no voting trusts, proxies or other agreements or understandings to which any Seller, either Company, MDIC, KMSC or Midwest Mix is a party or by which any Seller, either

Company, MDIC, KMSC or Midwest Mix is bound with respect to the voting of any equity interest of either Company, MDIC, KMSC or Midwest Mix.  None of the Subject Securities, the TXCT Minority Interest or the MDIC Minority Interest was issued in violation of the Securities Act of 1933, as amended (the “Act”).

2.5                                 Title to Securities.  Except as set forth on Schedule 2.5, the Sellers own of record and beneficially the Subject Securities, the TXCT Minority Interest and the MDIC Minority Interest in the amounts set forth on Schedule 2.5, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency or other encumbrance or claim of any nature (a “Lien”).  Upon sale of the Subject Securities and delivery of certificates (or other transfer documents included in the Seller Documents) therefor to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interests in the Subject Securities, free and clear of any Lien and subject to no legal or equitable restrictions of any kind.

2.6                                 Subsidiaries and Other Interests; Non-Operating Entity.

(a)                                  Neither Company has any subsidiaries or owns any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

(b)                                 Except as set forth on Schedule 2.6(b), neither MDIC, KMSC nor Midwest Mix has any assets or liabilities (including, without limitation, any Liabilities (as defined in Section 2.12(a)) for Taxes (as defined in Section 2.14(i)) as of the Effective Date, except such Liabilities for Taxes as are covered by cash on hand at MDIC at Closing or any Tax deposits made by MDIC for the applicable Tax period or as will be satisfied by the Sellers pursuant to Section 4.12 or by adjustment to the Purchase Price pursuant to Section 1.4) and each has conducted no operations or engaged in any activities of any nature whatsoever, including, without limitation, any operations or activities (other than as set forth on Schedule 2.6(b)) that would cause or result in any Losses (as defined in Section 6.1(a)).

(c)                                 Except for its ownership of MDIC, Marathon LLC has no other assets.

2.7                                 Title to Assets.

(a)                                  Set forth in Schedule 2.7(a) is a complete list (including the street address, where applicable) of:  (i) all real property owned by either Company; (ii) all real property leased by either Company; (iii) each vehicle owned or leased by either Company; and (iv) each other tangible asset owned or leased by either of the Companies and having a book value in excess of $50,000.  Except for the intercompany assets listed on Schedule 2.8, no tangible or intangible asset used in or associated with the Business is owned or leased by any Seller or any Affiliate (as defined in Section 8.13) of any Seller (other than the Companies, MDIC, KMSC and Midwest Mix).

(b)                                 Each Company has good and marketable title to all of the assets it purports to own and used in connection with the Business, and owns all of such assets free and clear of any Liens, other than Liens set forth on Schedule 2.7(b), all of which will be released at or prior to the Closing, and Permitted Liens (as defined in Section 8.13).  Each

Company holds a valid leasehold interest in or otherwise has a valid and enforceable right to use, all of the assets used in connection with the Business that it does not own.

(c)                                  The real property owned or leased by the Companies (the “Real Property”) is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the applicable Company.  Improvements included in the assets of each Company were constructed in material compliance with, and remain in material compliance with, all applicable Laws (as defined in Section 2.16), covenants, conditions and restrictions affecting the Real Property.  Final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements.  There are no actions pending or, to the Knowledge of the Sellers, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business.  Neither the Companies nor any Seller has received notice from any insurance company or Governmental Body (as defined in Section 2.10) of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates.  To the Knowledge of the Sellers, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.  None of the Sellers is a “foreign person” as that term is defined in § 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.

2.8                                 Condition and Sufficiency of Assets.  Except as set forth on Schedule 2.8, the assets of the Companies, including any assets held under leases or licenses, (i) include all assets used in the Business, (ii) are in good condition and repair, ordinary wear and tear excepted, (iii) have been properly and regularly maintained in all material respects, and (iv) constitute all assets used by the Companies in the conduct of the Business.

2.9                                 No Violation.  Except as set forth on Schedule 2.9, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Subject Securities to the Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Subject Securities or the assets of either Company, MDIC, KMSC or Midwest Mix or pursuant to, or relieve any third party of any obligation to either Company, MDIC, KMSC or Midwest Mix or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Agreement (as defined in Section 2.21), Permit (as defined in Section 2.17) or material Law to which any Seller, either Company, MDIC, KMSC or Midwest Mix is a party or by which any assets of either Company, MDIC, KMSC or Midwest Mix or otherwise used in the Business is in any way bound or obligated.

2.10                           Governmental Consents.  Except as required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or as set forth on Schedule 2.10, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) is required on the part of any Seller, either Company, MDIC, KMSC or Midwest Mix in connection with the sale and purchase of the Subject Securities or any of the other transactions contemplated by this Agreement.

2.11                           Financial Statements.  Attached as Schedule 2.11 are true and complete copies of (i) the unaudited balance sheet of each Company (collectively, the “Latest Balance Sheet”) as of June 30, 2003 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations and cash flows of each Company for the six months then ended; and (ii) the audited balance sheets of each Company as of December 31, 2001 and 2002 and the related audited statements of operations and cash flow for the periods then ended (collectively, the “Financial Statements”).  The Financial Statements present fairly the financial condition of each Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”) except, with respect to the unaudited Financial Statements, for the absence of footnote disclosure and for changes resulting from normal year-end adjustments for recurring accruals (which will not be material individually or in the aggregate).  The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.  The Financial Statements have been prepared from the books and records of each Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by such Company.

2.12                           Absence of Undisclosed Liabilities.

(a)                                  No Company has any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities”) except for:  (i) Liabilities reflected on the Latest Balance Sheet, including any reserves (and, for this purpose, a Liability shall be deemed to be included in a reserve if it is the type of Liability for which such reserve was established, regardless of whether such Liability is actually included in the reserve, provided that the aggregate amount of all Liabilities actually included or deemed to be included in the reserve do not exceed the aggregate amount of the reserve reflected on the Latest Balance Sheet, and provided further that if the aggregate amount of all such Liabilities actually included or deemed to be included in the reserve exceeds the aggregate amount of such reserve, this representation and warranty will be deemed breached only to the extent of such excess); (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date; (iii) Liabilities incurred in the ordinary course of business and consistent with past practice under the Material Agreements and under other agreements entered into by either Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in Section 2.21, which Liabilities are not required by GAAP to be reflected in the Latest Balance Sheet; and (iv) Liabilities disclosed in the Schedules to this Agreement.

(b)                                 For purposes of this Agreement, “ordinary course” Liabilities include only liabilities and obligations incurred in the normal course of business of the Companies, consistent with past practices and amounts, and do not include, without limitation, any Liabilities under an agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by either Company or any Seller.

2.13                          Absence of Certain Changes.  Since the Latest Balance Sheet Date, except as set forth on Schedule 2.13, there has not been:  (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Companies, taken as a whole, or with respect to the manner in which the Companies conduct the Business or their respective operations; (b) any declaration, setting aside or payment of any dividends or distributions in respect of any equity capital of either Company or any redemption, purchase or other acquisition by either Company of any of its equity interests, other than the transfer of cash and cash equivalents of the Companies to the Sellers on a regular basis, in the ordinary course of business and consistent with past practice; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any equityholder of either Company, other than compensation and expense reimbursements paid in the ordinary course of business and consistent with past practice, and the transfer of cash and cash equivalents of the Companies to the Sellers on a regular basis, in the ordinary course of business and consistent with past practice; (d) any revaluation by either Company of any of its assets, including the writing down or off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice; (e) any entry by either Company into any commitment or transaction material to such Company including, without limitation, incurring or agreeing to incur capital expenditures or to make payments to customers (other than pursuant to agreements listed on Schedule 2.21(a)) in excess of $100,000, individually or in the aggregate; (f) any increase in indebtedness for borrowed money (other than intercompany advances in the ordinary course of business and consistent with past practice by the Sellers and their Affiliates to the Companies, to the extent such advances are subject to Section 5.1(p)), or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement binding on either Company or to which any asset of either Company is subject; (h) any change by either Company in its accounting methods, principles or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of either Company, except for annual merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of either Company or the termination of employment (whether voluntary of involuntary) of employees of either Company in excess of historical attrition in personnel; (k) any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset used in the Business, whether or not covered by insurance; (l) any sale, assignment or transfer of any asset used in the Business, except sales of inventory or obsolete equipment in the ordinary course of business and consistent with past practice; (m) any waiver by either Company or any equityholders of either Company of any material rights related the Business; (n) any action other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any material claim or Liability; (o) any settlement or compromise of any pending or threatened suit, action, or claim relevant to the transactions contemplated by this Agreement; (p) any issuance, sale or disposition, or agreement to issue, sell or dispose, of any equity interest in either

Company, or any instrument or other agreement convertible or exchangeable for any equity interest in either Company; (q) any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of either Company; (r) any acquisition, or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) by either Company; (s) any other transaction, agreement or commitment entered into or affecting the Business or either Company, except in the ordinary course of business and consistent with past practice; or (t) any agreement or understanding to do or resulting in any of the foregoing.

2.14                           Taxes.

(a)                                  Each of the Companies, MDIC, KMSC and Midwest Mix has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by it.  Each of the Companies, MDIC, KMSC and Midwest Mix has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Latest Balance Sheet.

(b)                                 Except as set forth in Schedule 2.14(b), none of the Companies, MDIC, KMSC or Midwest Mix has requested or been granted an extension of time for filing any Tax return that has not yet been filed.

(c)                                  The charges, accruals, and reserves with respect to Taxes on the books of each Company, MDIC, KMSC and Midwest Mix are accurate.  To the Knowledge of the Sellers, there exists no proposed tax assessment against either Company, MDIC, KMSC or Midwest Mix except as disclosed in the Latest Balance Sheet.  All Taxes that either Company, MDIC, KMSC and Midwest Mix is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

(d)                                 All Tax returns filed by each Company, MDIC, KMSC and Midwest Mix are true, correct, and complete in all respects.

(e)                                  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to either Company, MDIC, KMSC or Midwest Mix for any taxable period.

(f)                                    No audit, examination or similar proceeding is pending or, to the Knowledge of the Sellers, threatened in regard to any Taxes due from or with respect to either Company, MDIC, KMSC or Midwest Mix or any Tax return filed by or with respect to either Company, MDIC, KMSC or Midwest Mix.

(g)                                 Neither Company has ever made an election to be taxed as an association taxable as a corporation for federal income Tax purposes.  Each Company constitutes a partnership for federal income Tax purposes as of the date of this Agreement.

(h)                                 Neither Company has adopted the remedial allocation method described in Treasury Regulations § 1.704-3(d).

(i)                                     “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation:  (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

2.15                           Litigation.  Except as set forth on Schedule 2.15, there are currently no pending or, to the Knowledge of the Sellers, threatened material lawsuits or administrative proceedings, and, to the Knowledge of the Sellers, there are no pending or threatened material reviews, or formal or informal complaints or investigations (collectively, “Litigation”), in each case by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against or relating to either Company, MDIC, KMSC or Midwest Mix or any member, manager, director, officer, employee or agent (in their capacities as such) of either Company, MDIC, KMSC or Midwest Mix or to which any of the assets of either Company, MDIC, KMSC or Midwest Mix is subject.  Neither MDIC, KMSC, Midwest Mix nor either Company is subject to or bound by any currently existing judgment, order, writ, injunction or decree.  No material product liability lawsuit or administrative proceeding has been commenced against either Company, MDIC, KMSC or Midwest Mix during the last five (5) years.

2.16                           Compliance with Laws.  Each Company is currently complying with and has at all times complied with each applicable material statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all federal, state and local laws relating to zoning and land use, occupational health and safety, product quality, product labeling, and safety and employment and labor matters (collectively, “Laws”).  Each Company has performed regular tests in accordance with industry practice to determine whether its products comply in all material respects with applicable Laws.  Except as disclosed on Schedule 2.16, during the last five (5) years, neither Company has effected a recall or withdrawal of, and the Business has not been subject to a recall or withdrawal of, any of its products for health reasons, and, to the Knowledge of the Sellers, no facts have existed that, if known by the applicable Governmental Body, would have resulted in or required such a recall or withdrawal.

2.17                           Permits.  Each Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all material permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business.  Each of such Permits is described in Schedule 2.17.  No loss or expiration of any such Permit is pending or, to the Knowledge of the Sellers, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

2.18                           Environmental Matters.

(a)                                  Except as described in Schedule 2.18: (i) the properties, operations and activities of each Company are in and have at all times been in compliance with all applicable Environmental Laws in all material respects; including without limitation by having all Permits required to be obtained or filed by either Company under any Environmental Law in connection with any aspect of the operation of the Business, and each Company is in compliance with the terms and conditions of all such material Permits; (ii) none of the Real Property contains any Hazardous Material in amounts exceeding the levels permitted by applicable Environmental Laws as a result of either Company’s operations or activities or, to the Knowledge of the Sellers, for any other reason; (iii) during the past five (5) years, neither Company has received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that such Company may be in violation of, or liable under, any Environmental Law, or relating to any of its current or former assets; (iv) except with respect to matters that have been fully resolved with no continuing Liability to either of the Companies, no reports have been filed, or are required to be filed, by (or relating to) either Company concerning any material release of any Hazardous Material or the threatened or actual violation of any Environmental Law; (v) no Person or property has been exposed to Hazardous Material, and no Hazardous Material has been disposed of, released or transported, in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of either Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of, or which are in the possession of, either Company or any Seller relating to the Business or the activities of either Company or any of the Real Property that have not been delivered to the Buyer prior to the date hereof; (vii) there are no underground storage tanks on, in or under any of the Real Property, and, to the Knowledge of the Sellers, no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no asbestos present in any of the Real Property in violation of any material Environmental Law, (ix) neither Company nor any of their respective assets is subject to any Liabilities relating to any suit, settlement, Law, judgment or claim asserted or arising under any Environmental Law; (x) each Company has satisfied and is currently in compliance with all material financial responsibility requirements applicable to its operations and imposed by any Governmental Body under any Environmental Laws; and (xi) there are no environmental conditions either (A) to the Knowledge of the Sellers, existing on either Company’s property or (B) resulting from either Company’s operations or activities, whether past or present, that would give rise to any on-site or off-site remediation obligations under any Environmental Laws.

(b)                                 As used herein, “Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, decree, rule, regulation, Permit or agreement with any Governmental Body relating in any manner to Hazardous Materials, pollution, contamination, or the protection of the environment enacted or in effect in any and all jurisdictions in which either Company owns property or conducts the Business.

(c)                                  As used herein, “Hazardous Material” means any substance whether solid, liquid or gaseous that:  (i) is listed, defined, classified or regulated as a “Hazardous Material,” “hazardous material,” hazardous waste,” extremely hazardous waste,” toxic substance,” “sludge,” “pollutant,” “contaminant,” or is otherwise listed, defined classified or regulated in similar fashion, such as dangerous, hazardous, or toxic, in or pursuant to any Environmental Law; or (ii) is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, crude oil or any fraction thereof, or motor fuel or other refined or process petroleum hydrocarbons.

(d)                                 The representations and warranties set forth in this section are the sole and exclusive representations and warranties of the Sellers with respect to compliance with Environmental Laws.

2.19                           Employee Matters.  Set forth on Schedule 2.19 is a complete list of all current employees of each Company, including date of employment, current title and compensation, and date and amount of last increase in compensation.  Except as set forth on Schedule 2.19, neither Company has collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and there is no organization effort currently being made or, to the Knowledge of the Sellers, threatened by or on behalf of any labor union with respect to employees of either Company.  Each Company is in compliance with all provisions of each applicable collective bargaining agreement, and no complaint alleging any violation of such provisions has been filed or, to the Knowledge of the Sellers, threatened to be filed with or by any Governmental Body.  Neither Company has experienced, and, to the Knowledge of the Sellers, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of its business.

2.20                           Employee Benefit Plans.

(a)                                  Set forth in Schedule 2.20 is a complete and correct list of all “Employee Benefit Plans.”  The term “Employee Benefit Plans” means (a) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is, or has been within the past five (5) years, established, maintained or contributed to by either Company or any other corporation or trade or business under common control with either Company (an “ERISA Affiliate”) as determined under Section 414(b), (c), (m) or (o) of the Code, or with respect to which either Company has or may have any Liability, or (ii) provides benefits, or describes policies or procedures of the Companies or any of their Affiliates applicable, to any director, officer, employee, former director, officer, employee or dependent thereof of either Company, regardless of whether funded.  Employee Benefit Plan also includes any written or oral representations made to any director, officer, employee or former director, officer or employee of either Company by either Company or its Affiliates promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B) or a similar provision of state law.

(b)                                 The Sellers have provided to the Buyer a true and complete copy of each Employee Benefit Plan that covers any director, officer or employee, or former director, officer or employee or dependent of any director, officer or employee, or former director, officer or employee of either Company (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan, (ii) the two most recent annual reports prepared in connection with any such Employee Benefit Plan (Form 5500, including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Employee Benefit Plan and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.  Neither the Sellers nor the Companies are parties to any “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(c)                                  Neither Company, any Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of either Company, or such present or former director’s, officer’s or employee’s dependents or beneficiaries.

(d)                                 Except as set forth in Schedule 2.20, there is no Employee Benefit Plan that is maintained or contributed to by either Company, any Seller or any ERISA Affiliate with respect to which either Company has or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(e)                                  Each agreement, contract or other commitment, obligation or arrangement relating to an Employee Benefit Plan or the assets of an Employee Benefit Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time upon reasonable notice without any liability to the Employee Benefit Plan, either Company or the Buyer.

(f)                                    Each Employee Benefit Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable Laws.

(g)                                 Except as set forth in Schedule 2.20, the Buyer will not assume any Employee Benefit Plans of any Seller or take on any Liability relating to any Employee Benefit Plans of any Seller except as otherwise expressly stated in Section 4.13.

(h)                                 Neither Company provides, nor is obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of either Company, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the applicable Company.

(i)                                     Except as set forth in Schedule 2.20, each Employee Benefit Plan could be terminated with respect to the Companies as of the date of the Closing with no Liability to either Company or the Buyer.

(j)                                     No Liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by either Company or an ERISA Affiliate that has not been satisfied in full.

(k)                                  Neither of the Companies (or any ERISA Affiliate) maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA for which either Company may become liable under ERISA.

(l)                                     No Lien has been filed by any person or entity and no Lien exists by operation of Law or otherwise on the assets of either Company relating to, or as a result of, the operation or maintenance of any Employee Benefit Plan, and no Seller has any Knowledge of the existence of facts or circumstances that would result in the imposition of such Lien.

(m)                               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any director or any employee of either Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan; or (iv) result, separately or in the aggregate, in an “excess parachute payment” within the meaning of Section 280G of the Code.

(n)                                 No amounts payable under any Employee Benefit Plan or other agreement or arrangement will fail to be deductible for United States federal income Tax purposes by virtue of Section 162(m) of the Code.

2.21                          Material Agreements.

(a)                                  Schedule 2.21(a) lists each agreement (whether written or oral and including all amendments thereto) relating to the Business or to which either Company is a party or a beneficiary or by which either Company or any of its assets is bound that involves the payment or receipt of goods or services in an amount in excess of $500,000 per year for customer agreements and $100,000 for all other agreements (collectively, the “Material Agreements”), including without limitation the following:  (i) agreements pursuant to which either Company sells or distributes any products; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which either Company is liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of either Company; (v) agreements pursuant to which either Company is entitled or obligated to acquire any assets from a third Person; (vi) insurance policies; (vii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (viii) agreements with or for the benefit of any member, manager, director, officer or employee of either Company or any Affiliate or immediate family member thereof.

(b)                                 The Sellers have delivered to the Buyer a copy of each written Material Agreement and a written summary of each oral Material Agreement.  Except as described in Schedule 2.21(b), (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity); (ii) each Company has performed all of its obligations that have become due under any Material Agreement to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of such Company or, to the Knowledge of the Sellers, on the part of any other Person under any Material Agreement; (iii) there has been no termination or notice of default or, to the Knowledge of the Sellers, any threatened termination under any Material Agreement; and (iv) to the Knowledge of the Sellers, no party to a Material Agreement intends to alter its relationship with either Company as a result of or in connection with the acquisition contemplated by this Agreement.

2.22                          Customers.

(a)                                  Set forth in Schedule 2.22(a) is a complete list of each customer of each Company that has accounted for more than $500,000 of revenues for the year ended December 31, 2002 (the “Material Customers”), and indicating the amount of revenues and equivalent gallons attributable to each Material Customer during the year ended December 31, 2002 and during the interim period ending on the date of the Latest Balance Sheet.  None of the Material Customers has threatened to, or notified any Seller of any intention to, terminate or materially alter its relationship with either Company.  Except as set forth in Schedule 2.22(a), there has been no material change in pricing or pricing structure (other than ordinary course changes made as a result of changes in commodity prices) with any Material Customer and there has been no material dispute with a Material Customer, in each case since January 1, 2001.

(b)                                 Set forth in Schedule 2.22(b) is a schedule of sales revenue by product for the years ended December 31, 2001 and December 31, 2002, and for the interim period ending on the date of the Latest Balance Sheet.

2.23                           Intellectual Property Rights.  Set forth in Schedule 2.23 is a complete list of all registered and unregistered, trademarks, service marks and trade names, and registered copyrights and patents, and applications for and licenses (to or from either Company) with respect to any of the foregoing, and all computer software and software licenses (other than commercial “shrink-wrap” software and software licenses) owned by either Company or with respect to which either Company has any license or use rights, in each case that are material to the business of the Companies (all of such intellectual property, together with all proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by either Company or with respect to which either Company has any license or use rights, collectively, the “Intellectual Property”).  Schedule 2.23 identifies the Intellectual Property listed thereon that is owned by either Company.  Each Company has the right to use all Intellectual Property used by that Company or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither Company is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property, except as set forth in the licenses identified on Schedule 2.23.  To the Knowledge of the Sellers, no other Person is infringing the rights of either Company in any of its Intellectual Property.

2.24                           Competing Interests.  Neither MDIC, KMSC, Midwest Mix, any Seller, either Company, any shareholder, member, director or officer, nor, to the Knowledge of the Sellers, any manager, employee or agent of MDIC, KMSC, Midwest Mix or either Company, or any Affiliate or immediate family member of any of the foregoing:  (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of MDIC, KMSC, Midwest Mix or either Company or that otherwise has business dealings with MDIC, KMSC, Midwest Mix or either Company; or (b) is a party to, or otherwise has any direct or indirect interest opposed to MDIC, KMSC, Midwest Mix or either Company under, any Material Agreement or other business relationship or arrangement (other than investments in publicly traded equity securities constituting less than 1% of the outstanding securities of that class).

2.25                           Illegal Payments.  Neither any Seller, MDIC, KMSC, Midwest Mix, either Company, nor any shareholders, members, managers, directors, officers, employees or agents, or any Affiliate or immediate family member of any of the foregoing has: (a) used any funds of MDIC, KMSC, Midwest Mix or either Company for contributions, gifts or entertainment in violation of applicable Law, or for other purposes, including relating to political activity, in violation of applicable Law; or (b) made any payment for the account or benefit, or using funds, of MDIC, KMSC, Midwest Mix or either Company, in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.26                           Insurance.  Set forth in Schedule 2.26 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to either Company, the Business or the assets of either Company, and their respective directors, officers, employees or agents.  All such policies are in full force and effect.  Neither Company has received a notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  Schedule 2.26 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by or for the benefit of either Company.  No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.  Each Company’s insurance policies are issued by insurers of recognized responsibility and insure such

Company and the Business and assets of either Company against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

ARTICLE III

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers that the statements contained in this Article III (as supplemented by the Schedules referenced herein, if any) are true and correct as of the date hereof.

3.1                                 Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2                                 Authority.  The Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”).  The execution, delivery and performance by the Buyer of each Buyer Document has been duly authorized by all necessary action, corporate or otherwise, on the part of the Buyer.  This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by the Buyer.  This Agreement is, and, upon execution and delivery by the Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

3.3                                 No Violation.  The execution, delivery and performance of the Buyer Documents by the Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which the Buyer is a party or by which the Buyer is in any way bound or obligated.

3.4                                 Governmental Consents.  Except as required in connection with the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyer in connection with the transactions contemplated by this Agreement.

3.5                                 Litigation.  There are no pending or, to the Knowledge of the Buyer, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.6                                 Investment Intent. The Buyer is acquiring the Subject Securities for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Act.

3.7                                 Accredited Investor. The Buyer is an “accredited investor” as such term is defined in Rule 501(a) under the Act, who by reason of its business and financial experience has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Subject Securities and, having had access to or having been furnished with all such information as it has considered necessary, has concluded that it is able to bear those risks.

3.8                                 Restricted Securities.  The Buyer understands that the Subject Securities constitute “restricted securities” within the meaning of Rule 144 under the Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available.

ARTICLE IV

Covenants and Agreements

4.1                                 Conduct of Business.  Prior to the Closing, unless the Buyer otherwise consents in writing, the Sellers will cause each Company, MDIC, KMSC and Midwest Mix to:

(a)                                  operate such Company, MDIC, KMSC or Midwest Mix in the ordinary course of business and consistent with past practices and use its commercially reasonable efforts to preserve the goodwill of such Company, MDIC, KMSC or Midwest Mix and of its officers, employees, customers, suppliers, Governmental Bodies and others having business dealings with such Company, MDIC, KMSC or Midwest Mix;

(b)                                 use its commercially reasonable efforts to preserve intact the business organization of the Companies, MDIC, KMSC and Midwest Mix, to keep available the services of each Company’s present officers and key employees, consultants, advisors and managers and to maintain satisfactory relationships with customers, agents, reinsurers, suppliers, and other Persons having business relationships with either Company, MDIC, KMSC or Midwest Mix;

(c)                                  except as specifically contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind;

(d)                                 maintain all insurance policies and all Permits that are required for such Company, MDIC, KMSC or Midwest Mix to carry on the Business;

(e)                                  maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices;

(f)                                    not acquire by merger, consolidation or acquisition of stock or assets any Person or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets (other than raw materials and supplies in the ordinary course of business and consistent with past practice), in any other Person;

(g)                                 not amend the organizational documents of either Company, MDIC, KMSC or Midwest Mix or (except as contemplated in Section 5.1(p)) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of either Company, MDIC, KMSC or Midwest Mix;

(h)                                 not authorize or make any new expenditure not permitted under the current, board-approved budget provided to the Buyer prior to the date of this Agreement, including any capital lease or non-ordinary course lease, provided that the Companies will make capital expenditures in the ordinary course of business up to the amounts contemplated by such budget;

(i)                                     not make any tax election, settle or compromise any Tax Liability or consent to the extension of time for the assessment or collection of any Tax;

(j)                                     not enter into any exclusive arrangements with suppliers or customers, unless such arrangements are terminable by such Company, MDIC, KMSC or Midwest Mix, as applicable, on thirty (30) days’ notice or incur or agree to incur any payments to customers (other than pursuant to agreements listed on Schedule 2.21(a)) in excess of $100,000;

(k)                                  not enter into any noncompetition or most favored nation agreement that binds such Company, MDIC, KMSC or Midwest Mix; and

(l)                                     not enter into any collective bargaining agreement.

Notwithstanding the foregoing, the Sellers, MDIC and the Companies will be permitted prior to the Closing to consummate the Reorganization (as defined in Section 5.1(p)) and the Companies, MDIC, KMSC and Midwest Mix may make distributions to the Sellers, MDIC, KMSC and Midwest Mix of amounts estimated to be owed by the Sellers, MDIC, KMSC and Midwest Mix for federal and state income Taxes relating to the income of the Companies through the Effective Date.

4.2                                 Access and Information.  Prior to the Closing, the Sellers will permit the Buyer and its representatives to have reasonable access to each Company’s, MDIC’s, KMSC’s and Midwest Mix’s members, managers, directors, officers, employees, agents, assets and properties and, prior to and after the Closing, all relevant books, records and documents of or relating to the Business and assets of each Company, MDIC, KMSC and Midwest Mix (to the extent retained by the Sellers) during normal business hours and will furnish to the Buyer such information, financial records and other documents relating to each Company, MDIC, KMSC and Midwest Mix and the Business and assets of each Company, MDIC, KMSC and Midwest Mix as the Buyer may reasonably request.  The Sellers will permit the Buyer and its representatives reasonable access to each Company’s, MDIC’s, KMSC’s and Midwest Mix’s accountants, auditors, customers and suppliers for consultation or verification of any information obtained by the Buyer and will use, and will cause each Company, MDIC, KMSC and Midwest Mix to use, its commercially reasonable efforts to cause such Persons to cooperate with the Buyer and its representatives in such consultations and in verifying such information.  The Sellers will have the right to participate in any contact with such Persons.

4.3                                 Supplemental Disclosure.  Prior to the Closing but as soon as practicable after the discovery thereof, the Sellers will supplement or amend each of the Schedules hereto with respect to any matter that, to the Knowledge of the Sellers, arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto.

4.4                                 Assistance with Permits and Filings; Unassigned Contracts.

(a)                                  The Sellers will use commercially reasonable efforts to assist the Buyer in obtaining any Permits, or any consents to assignment related thereto, that the Buyer will require in connection with the continued operation of each Company, MDIC, KMSC and Midwest Mix after the Closing.

(b)                                 At or prior to the Closing, the Sellers will assign to the Companies any agreement that benefits the Business (excluding the Excluded Assets referenced in Section 5.1(g) but including any agreement that was not contributed to either Company in connection with the Dairy Contribution Agreement for each such entity, each dated April 10, 2001) that has not already been properly assigned or to which the Companies are not otherwise parties; provided, that with respect to any such agreement that also benefits business lines of a Seller other than the Business (collectively, the “Shared Contracts”), the Sellers will assign to the Companies only the portion of such Shared Contract that relates to the Business (the “Business Portion”).  Notwithstanding the foregoing, the Sellers will not assign (and this Agreement shall not constitute an agreement to assign) in whole or in part any agreement without third Person consent if such assignment, partial assignment or attempted assignment would constitute a breach thereof (collectively, the “Unassigned Contracts”).  However, unless otherwise expressly agreed in writing by the Buyer as to any particular agreement, the Sellers will cooperate with the Buyer and the Sellers and the Buyer will use their commercially reasonable efforts to obtain any and all necessary consents to assign the Unassigned Contracts (or the Business Portion of any Shared Contracts that are Unassigned Contracts) to the Companies before and after Closing; provided, that the Sellers will not commit the Companies to any concession or payment in connection with obtaining such consents.

(c)                                  Notwithstanding the foregoing with respect to any Unassigned Contract, the beneficial interest in and to each Unassigned Contract (or the Business Portion of any Shared Contracts that are Unassigned Contracts) will in any event pass to the Companies at the Closing, and the Sellers covenant and agree to cooperate with the Companies and the Buyer in any reasonable arrangement (including, without limitation, a sub-contract relationship with respect only to the Seller’s contracts identified on Schedule 4.4(c)) designed to provide the applicable Company with all of the benefits under such Unassigned Contract (or the Business Portion of any Shared Contracts that are Unassigned Contracts) as if such consent had been obtained against the undertaking by such Company to perform the obligations of the applicable Seller from and after Closing necessary to complete the Unassigned Contract (or the Business Portion of any Shared Contracts that are Unassigned Contracts) as the agent of the applicable Seller.

4.5                                 Fulfillment of Conditions by the Sellers.  The Sellers will take all commercially reasonable steps within their power to cause to be fulfilled the conditions precedent to the Buyer’s obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Sellers.

4.6                                 Fulfillment of Conditions by the Buyer.  The Buyer will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Sellers to consummate the transactions contemplated hereby that are dependent on the actions of the Buyer.  The Sellers acknowledge and agree that the Buyer will have no obligation to comply with any request or requirement imposed by the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other Governmental Body in connection with the HSR Act, including, without limitation, any request or requirement:  (i) to disclose confidential information about the Buyer or its Affiliates except in accordance with an appropriate protective order; (ii) to dispose of any assets or operations of the Buyer or its Affiliates (including any assets or operations acquired or to be acquired by the Buyer pursuant to this Agreement); or (iii) to comply with any restriction on the manner in which the Buyer or its Affiliates conduct their operations (including any operations acquired or to be acquired by the Buyer pursuant to this Agreement).

4.7                                Publicity.  The Buyer and the Sellers will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.  Neither the Buyer, any Seller, either Company, MDIC, KMSC or Midwest Mix will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable Law and stock market requirements.

4.8                                Transaction Costs.  The Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the filing fees required under the HSR Act.  Each Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs or that are incurred by either Company, MDIC, KMSC or Midwest Mix in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

4.9                                No-Shop Provisions.  Each Seller hereby covenants and agrees that (i) it will not, and will not permit any of its Affiliates (including either Company, MDIC, KMSC or Midwest Mix) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of either Company, MDIC, KMSC or Midwest Mix or any investment banker, financial advisor, attorney, accountant or other representative retained by any Seller, or any of its Affiliates (including either Company, MDIC, KMSC or Midwest Mix) to take any such action, and (ii) each Seller will promptly notify the Buyer of all relevant terms of any such inquiries and proposals received by it or any of its Affiliates (including either Company, MDIC, KMSC or Midwest Mix) or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, the Sellers will promptly deliver or cause to be delivered to the Buyer a copy of such inquiry or proposal.  For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving either Company, MDIC, KMSC or Midwest Mix: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of either Company, MDIC, KMSC or Midwest Mix (other than sales of inventory in the ordinary course of business and consistent with past practice); or (iii) any offer, sale or other transfer of any equity interest in either Company, MDIC, KMSC or Midwest Mix.

4.10                           Nondisclosure.  Each Seller acknowledges and agrees that all customer, prospect and marketing lists, sales data, pricing, product information, Intellectual Property and other confidential information of either Company (collectively, “Confidential Information”) are valuable assets constituting part of the assets of such Company and, following the Closing, will be owned exclusively by the Buyer (through the Companies), except to the extent any such customer, prospect or marketing list, Intellectual Property or Confidential Information is also used by the Sellers or the Sellers’ Affiliates in connection with their respective businesses, which businesses do not compete with the business of the Companies, in which case such customer, prospect or marketing lists, Intellectual Property or Confidential Information will be jointly owned by the Buyer and the applicable Seller or Seller Affiliate; provided, however, that the following shall in any event be owned exclusively by the Buyer (through the Companies): (a) sales data, pricing and product information with respect to the Companies’ products, (b) Intellectual Property identified on Schedule 2.23, and (c) any other Intellectual Property or Confidential Information used exclusively in the Business prior to the date hereof.  Each Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by the Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than either Company prior to the Closing or the Buyer after the Closing).  The parties agree that the terms of the confidentiality agreement between the Buyer and Michael Foods, Inc., dated March 26, 2003, will remain in force until the Closing.

4.11                          Mutual Release.  Effective upon the Closing, each of the Sellers, on the one hand, and each Company, MDIC, KMSC and Midwest Mix, on the other hand, for itself and its successors and assigns, hereby (a) fully and unconditionally releases and forever discharges and holds harmless each other and its successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, that such party may now have or may hereafter claim to have against each other and its successors and assigns, including, without limitation, any indemnification obligations of such parties; and (b) agree that any agreement that such party has with the other is hereby terminated and no party thereto shall have any continuing liability or obligation thereunder; provided, that the foregoing release and termination will not affect any obligations of the parties under this

Agreement, the Seller Documents, the Buyer Documents or, with respect to obligations and liabilities arising after the Effective Date, any agreements or instruments of conveyance and/or assumption executed and delivered in connection with the transfer of the Business to the Companies, so long as such agreements or instruments are disclosed in the Schedules to this Agreement as obligations of either of the Companies or entered into between the date of this Agreement and the Closing with the consent of the Buyer.

4.12                           Certain Tax Matters.

(a)                                  The Sellers shall cause each Company, MDIC, KMSC and Midwest Mix to prepare and timely file all required Tax returns for the Tax periods ended on or before the Closing Date (including, without limitation, Forms K-1 for the Companies and federal Tax returns for MDIC, KMSC and Midwest Mix with respect to the partial year ending as of the Closing Date, determined on a cut-off basis) and the Buyer shall cause the Companies to provide to the Sellers such information and cooperation as the Sellers may reasonably request in connection therewith.  Such returns shall be prepared in accordance with applicable Law and, subject to such requirement, consistent with the prior practice of each Company, MDIC, KMSC and Midwest Mix; provided, however, that the federal income Tax return of each Company (i) will include an election under Section 754 of the Code, (ii) will include no other elections that would have an adverse impact on the Buyer, either Company, MDIC, KMSC or Midwest Mix, without the prior written consent of the Buyer, and (iii) will not reflect the allocation of any remedial items pursuant to Treasury Regulations § 1.704-3(d).  The Sellers shall provide each such Tax return to the Buyer at least 20 calendar days before the due date of such Tax return for the Buyer’s review and comment, and make any changes reasonably requested by the Buyer if such changes are consistent with applicable Laws and will not result in any increase in Tax liability for any Seller.

(b)                                 The Sellers shall cause each Company, MDIC, KMSC and Midwest Mix to prepare and timely file all required Tax returns for the Tax periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Tax Periods”).  Such returns shall be prepared in accordance with applicable Law and, subject to such requirement, consistent with the prior practice of each Company, MDIC, KMSC and Midwest Mix.  The Sellers shall provide each such Tax return to the Buyer at least 20 calendar days before the due date of such Tax return for Buyer’s review and comment, and make any changes reasonably requested by the Buyer if such changes are consistent with applicable Laws and will not result in any increase in Tax liability for any Seller.  All Taxes for Straddle Tax Periods based on income, gross receipts or revenue shall be apportioned between the portion of the Straddle Tax Period ending on the Effective Date (the “Pre-Effective Portion”) and the portion of the Straddle Tax Period after the Effective Date (the “Post-Effective Portion”) as if the Pre-Effective Portion and Post-Effective Portion were separate Tax periods.  All other Taxes for Straddle Tax Periods shall be apportioned between the Pre-Effective Portion and the Post-Effective Portion based on the number of calendar days in each such portion.  The Sellers shall pay each Company, MDIC, KMSC and Midwest Mix the amount of all Taxes required to be paid by such Company, MDIC, KMSC and Midwest Mix with respect to the Pre-Effective Portion in connection with each Tax return prepared in accordance with Section 4.12(a) and each Straddle Tax

Period, minus (i) the amount of the Estimated Income Tax Liabilities, (ii) any such Tax liabilities paid by the Sellers or their Affiliates directly, and (iii) cash retained as of the Closing Date by MDIC, KMSC and Midwest Mix, on or before the due date of such payment.  If the sum of the items identified in clauses (i), (ii) and (iii) of the preceding sentence exceeds the aggregate Taxes required to be paid by the Companies, MDIC, KMSC and Midwest Mix with respect to the Pre-Effective Portion pursuant to Section 4.12(a) or in connection with a Straddle Tax Period, then the Buyer will pay the amount of such excess in cash by wire transfer of immediately available funds (to an account specified by the Sellers) within fifteen (15) days after determination.

(c)                                  The Buyer, the Companies, MDIC, KMSC, Midwest Mix and the Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.12 and any audit, litigation or other proceeding with respect to Taxes, and the Buyer and the Sellers shall each be entitled at their own expense to participate in any such audit, litigation or other proceeding to the extent that such party would be liable for any additional Taxes owing.  Such cooperation shall include, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation as may be reasonably requested of any material provided hereunder.  The Buyer shall cause the Companies, MDIC, KMSC and Midwest Mix to retain relevant books and records concerning Tax matters of the Companies, MDIC, KMSC and Midwest Mix and relating to any Tax periods prior to or including the Closing Date until the expiration of the applicable statutes of limitation and shall abide by all record retention agreements entered into with any taxing authority, including the record retention agreements in effect prior to Closing listed on Schedule 4.12(c).

(d)                                 After the Closing, the Buyer shall have the right to make a Section 338(h)(10) election with respect to KMSC and Midwest Mix in connection with the transactions contemplated by this Agreement and to cause the Sellers to join in any such election so long as such election would not have an adverse impact on any of the Sellers.

4.13                           Employees and Employee Benefits.  The Buyer shall, as of the Closing Date, cause the Companies to employ all employees of the Companies (other than those identified as excluded employees on Schedule 4.13) at a wage or salary no less favorable to the employee than those provided to such employees by the Sellers and the Companies prior to the Closing Date and on an at-will basis to the extent permitted under applicable law.  As soon as practicable after the Closing Date (the “Benefits Date”), the Buyer shall cause the Companies to provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated non-represented employees of the Buyer who are hired by the Buyer after January 1, 2003.  From the Closing Date to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Buyer), the Sellers shall allow the employees of the Companies to continue to participate in the Employee Benefit Plans providing health, dental, vision, and, to the extent permitted under the terms of the applicable plans, disability, life, employee assistance, accidental death and dismemberment, long-term disability and short-term disability (but only to the extent such employees would have been eligible for such plans had the Companies continued to be owned by the Sellers), and will cooperate with the Buyer to arrange uninterrupted coverage from the insurers of such benefits through the Benefits Date.  The Buyer shall cause the Companies to be responsible for the employer’s portion of the costs associated with such Employee Benefit Plans, for the employer’s portion of any claims incurred under the self-funded health and disability plan with respect to employees of the Companies, and for collecting from employees of the Companies and remitting to the Sellers such amounts as the employees may be required to contribute as a condition of their continued participation in such Employee Benefit Plans after the Effective Date and before the Benefits Date and the Sellers shall be responsible for all claims incurred under the self-funded health plan on or prior to the Effective Date.  The Sellers will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state law (“COBRA Continuation Coverage”) for all employees, former employees, and their dependents where the qualifying event as defined in Section 4980B of the Code (“Qualifying Event”) occurs on or before the Effective Date, plus the COBRA Continuation Coverage for employees who are identified as excluded employees on Schedule 4.13 who have a Qualifying Event.  The Buyer will be responsible for COBRA Continuation Coverage for all other employees of any of the Companies and their dependents where the Qualifying Event occurs after the Effective Date; provided that if the Qualifying Event occurs after the Effective Date but before the Benefits Date, the Sellers will provide COBRA Continuation Coverage under Seller’s plans until the Benefits Date and the Buyer will assume responsibility for continuing such COBRA Continuation Coverage as of the Benefits Date.  The Buyer will cause the Companies to be responsible for all claims incurred under the self-insured health plan attributable to such COBRA Continuation Coverage of employees of any of the Companies who have Qualifying Events occurring after the Effective Date (other than the employees who are identified as excluded employees on Schedule 4.13).  The employees of the Companies will, as of the Closing Date, be terminated as participants in the Michael Foods, Inc. Retirement Savings Plan in accordance with the terms of such plan and the Sellers will take all action necessary to assure that such employees remain fully vested in their benefits under such plan.  Further, the Sellers will take all action necessary to offer the employees of the Companies who have participant loans secured by their accounts in the Michael Foods, Inc. Retirement Savings Plan the opportunity to roll over such loans to the 401(k) plan of the Buyer in which such employees will be eligible to participate, to the extent that the Buyer’s plan will accept such rollovers.  The Buyer shall cause the Companies to continue to sponsor the M-Foods Dairy, LLC Retirement Plan with Life Insurance; provided that nothing herein will prevent the Buyer, either Company or any of their respective subsidiaries from amending or terminating such plan in accordance with its terms.  The Sellers shall be responsible for all liability related to the M-Foods Dairy, LLC Retirement Plan with Life Insurance arising on or prior to the Effective Date (up to a maximum liability of $69,492), and the Buyer will cause the Companies to be responsible for all liability related to such plan arising after the Effective Date.  The Buyer shall pay to the employees of the Companies who continue employment with the Companies after the Closing Date the compensation earned prior to the Closing Date under any incentive compensation arrangement in which such employees participate to the extent accrued for in the Working Capital.  The Sellers shall take all action necessary to vest as of the Closing Date all outstanding stock options granted to employees of the Companies before the Closing Date and to allow employees of the Companies to exercise such options upon a Change of Control (as defined in the applicable plan).  The Sellers and the Buyers shall take all action necessary to assure that the exemption of Section 280G(b)(5)(A)(ii) applies to any amounts that might otherwise be considered to be parachute payments within the meaning of Section 280G of the Code with respect to the transactions contemplated by this Agreement.  Except as provided above in this Section 4.13, from and after the Closing Date, the Companies (or any legal successors) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the employees of the Companies.

4.14                           Sale of Assets.

(a)                                  The Sellers hereby agree and covenant that in the event of a Sale of Sellers’ Assets (as hereinafter defined), the Sellers will require, as a condition to completion of the Sale of Seller’s Assets transaction, the acquiror or acquirors in such transaction to assume all of the post-Closing liabilities and obligations of the Sellers under this Agreement.  For purposes of this Section 4.14, a “Sale of Sellers’ Assets” shall be deemed to have occurred when all or substantially all of the assets of Michael Foods, Inc. and its subsidiaries, as such operations exist as of the date hereof (the “MFI Business”), are sold, transferred or otherwise divested to one or more third Persons, by operation of law or otherwise, and regardless of the form of transaction, in one transaction or a series of transactions, without a corresponding transfer of all of the then-outstanding post-Closing liabilities and obligations of the Sellers under this Agreement and the Seller Documents. Any determination regarding whether there is a sale, transfer or other divestiture of “all or substantially all the assets” of the MFI Business will be made in accordance with Delaware law.

(b)                                 The Buyer hereby agrees and covenants that in the event of a Sale of Buyer’s Assets (as hereinafter defined), the Buyer will require, as a condition to completion of the Sale of Buyer’s Assets transaction, the acquiror or acquirors in such transaction to assume all of the post-Closing liabilities and obligations of the Buyer under this Agreement.  For purposes of this Section 4.14, a “Sale of Buyer’s Assets” shall be deemed to have occurred when all or substantially all of the assets of the Buyer, as such operations exist as of the date hereof (the “Buyer’s Business”), are sold, transferred or otherwise divested to one or more third Persons, by operation of law or otherwise, and regardless of the form of transaction, in one transaction or a series of transactions, without a corresponding transfer of all of the then-outstanding post-Closing liabilities and obligations of the Buyer under this Agreement and the Buyer Documents.  Any determination regarding whether there is a sale, transfer or other divestiture of “all or substantially all the assets” of the Buyer’s Business will be made in accordance with Delaware law.

(c)                                  The Sellers and the Buyer acknowledge and agree that the objective of this Section 4.14 is to ensure that the Sellers and the Buyer receive the benefit of their bargain with respect to the post-Closing liabilities and obligations of the parties under this Agreement, the Seller Documents and the Buyer Documents.  Therefore, in the event of a Sale of Sellers’ Assets or Sale of Buyer’s Assets, the parties agree to cooperate with each other to ensure that the foregoing objective is accomplished.

4.15                           Name Change.  No later than the sixth (6th) business day following the Closing, the Sellers will file all documents necessary to change KMSI’s name (including any dba’s) to a name bearing no similarity to “Kohler.”

ARTICLE V

Closing Conditions

5.1                                 Conditions to Obligations of the Buyer.  The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Buyer in writing:

(a)                                  All representations and warranties of the Sellers contained in this Agreement are true and correct at and as of the Closing, without regard to any supplemental disclosure provided pursuant to Section 4.3 hereof, with the same effect as though such representations and warranties were made at and as of the Closing (rather than as of the date of this Agreement as provided in the first paragraph of Article II), except for any inaccuracies in such representations and warranties as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (but, for purposes of this condition, any references to “material” or “Material Adverse Effect” set forth in such representations and warranties shall be ignored, other than with respect to the definition of Material Agreements and the use of that term throughout this Agreement).

(b)                                 The Sellers have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing except that the Sellers shall have performed and complied in all respects with their covenants and agreements under Sections 1.1 and 1.5.

(c)                                  All necessary consents, approvals, orders or authorizations under the Material Agreements identified on Schedule 5.1(c) or any applicable Laws have been obtained and all necessary contractual or governmental notices have been given.  With respect to the Material Agreements identified on Schedule 5.1(c), the Buyer will have the right to participate in any communication with such customers in connection with obtaining consent.

(d)                                 As of the Closing Date, there will be no pending or threatened litigation by any Person seeking to enjoin any aspect of the operation of the Business (in the case of any pending or threatened litigation by any Person other than a Governmental Body, any material aspect of the operation of the Business) or the consummation of the transactions contemplated by this Agreement, or otherwise affecting the Companies (in the case of pending or threatened litigation by any Person other than a Governmental Body, in any material respect).

(e)                                  As of the Closing Date, there will not have occurred any material adverse change in the business, operations, financial condition, assets or Liabilities (contingent or otherwise) of the Companies, MDIC, KMSC and Midwest Mix taken as a whole since the Latest Balance Sheet Date.

(f)                                    The Buyer will have received evidence to its satisfaction of the release of each Company from any obligation concerning (including any guarantee of) any Liability of any Seller and any indebtedness of either Company, MDIC, KMSC or Midwest Mix not reflected in the Latest Balance Sheet or incurred since the date thereof in the ordinary course of business and consistent with past practice.

(g)                                 The Sellers will have assigned, transferred and delivered to the Companies the intercompany assets listed on Schedule 2.8 except for certain assets identified as “Excluded Assets” on such Schedule.

(h)                                 The Sellers will have delivered to the Buyer executed UCC Termination Statements or other releases satisfactory to the Buyer to evidence the release of any Liens on the assets of either Company, MDIC, KMSC or Midwest Mix or on the Subject Securities, the TXCT Minority Interest or the MDIC Minority Interest.

(i)                                     The Sellers will have delivered to the Buyer a closing certificate, substantially in the form of Exhibit D to this Agreement.

(j)                                     Each Seller will have delivered to the Buyer a certificate of the secretary of such Seller, substantially in the form of Exhibit E to this Agreement.

(k)                                  The Sellers will have delivered to the Buyer a legal opinion of the Sellers’ counsel, substantially in the form of Exhibit F to this Agreement.

(l)                                     The Sellers will have used commercially reasonable efforts to provide to the Buyer an estoppel certificate from the lessor of the Real Property located in Texas, substantially in the form of Exhibit G to this Agreement.

(m)                               The Sellers who are to be parties thereto and the Companies will have delivered to each other the Transition Services Agreement, substantially in the form of Exhibit H to this Agreement.

(n)                                 The Sellers who are to be parties thereto and the Companies will have delivered to each other the License Agreement with respect to the use of the Papetti’s trademark, substantially in the form of Exhibit I to this Agreement.

(o)                                 The Sellers who are to be parties thereto and the Companies will have delivered to each other the license with respect to the office space in Minnetonka, substantially in the form of Exhibit J to this Agreement.

(p)                                 Prior to the Closing, the Sellers will consummate a reorganization such that, immediately prior to the Closing, (i) the Class B Units held indirectly by Marathon LLC through MFDH will be distributed to MDIC so that MDIC will be the direct owner of such Class B Units (it being understood that upon distribution such Class B Units shall continue to be subject to the Liens of lenders pursuant to the Credit Agreement as described in Schedule 2.5, but such Liens shall be released upon Closing); (ii) any and all intercompany receivables owing to either Company, MDIC, KMSC or Midwest Mix, on the one hand, by the Sellers or any of their Affiliates, on the other hand, will be distributed to the Sellers or their Affiliates; (iii) any and all intercompany payables (including promissory notes) owed by either Company, MDIC, KMSC or Midwest Mix, on the one hand, to the Sellers or any of their Affiliates, on the other hand, will be contributed to the capital of such Company, MDIC, KMSC or Midwest Mix; and (iv) any and all assets used in the Business (including any receivables for trade deductions that are not yet allocated to the Companies and any reductions of receivables for unapplied cash that are not yet allocated to the Companies) will be contributed to the capital of the Companies (collectively, the “Reorganization”).  Without limiting the foregoing, the Reorganization will be effected pursuant to terms and documentation reasonably acceptable to the Buyer.

(q)                                 The conditions set forth on Schedule 5.1(q).

5.2                                 Conditions to Obligations of the Sellers.  The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Sellers in writing:

(a)                                  All representations and warranties of the Buyer contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (rather than as of the date of this Agreement as provided in the first paragraph of Article III), except for any inaccuracies in such representations and warranties as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Buyer has performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing except that the Buyer shall have performed and complied in all respects with its covenants and agreements under Sections 1.3 and 1.5.

(c)                                  All necessary consents, approvals, orders or authorizations under any applicable Laws have been obtained and all necessary governmental notices have been given.

(d)                                 The Buyer will have delivered to Michael Foods, Inc. an executed indemnification related to the Real Property located in Connecticut in form and substance reasonably satisfactory to the Sellers and the Buyer pursuant to which the Buyer will indemnify the Sellers and their Affiliates for any and all liabilities any of them may incur pursuant to the HP Hood Lease Agreement (as defined in the Schedules) or any Seller’s guarantee thereof as a result of the Buyer’s direct or indirect ownership of or operations under the HP Hood Lease Agreement after the Closing Date.

(e)                                  The Buyer will have delivered to the Sellers a closing certificate substantially in the form of Exhibit K to this Agreement.

(f)                                    The Buyer will have delivered to the Sellers a legal opinion of the Buyer’s counsel, substantially in the form of Exhibit L to this Agreement.

ARTICLE VI

Indemnification

6.1                                 Indemnification of the Buyer.  Notwithstanding any investigation by the Buyer or its representatives or any supplemental disclosure under Section 4.3, Michael Foods, Inc., Michael Foods of Delaware, Inc. and KMSI, jointly and severally, will indemnify and hold the Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, but excluding incidental, consequential and punitive damages (collectively, “Losses”), that any Buyer Party may suffer or incur as a result of or relating to:

(a)                                  the breach of any representation or warranty made by the Sellers in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach (and, for the purposes of determining under this Section 6.1(a) whether there is a breach of any representation or warranty and the amount of any Losses arising therefrom,

(i)                                     a representation or warranty shall be considered breached if such representation or warranty was not true and correct when given, without regard to any supplemental disclosure provided pursuant to Section 4.3 and without regard to whether the condition to close set forth in Section 5.1(a) is satisfied;

(ii)                                  a representation or warranty shall be considered breached if (A) such representation or warranty was true and correct when given, without regard to any supplemental disclosure provided pursuant to Section 4.3 and without regard to whether the condition to close set forth in Section 5.1(a) is satisfied; (B) such representation or warranty becomes untrue at or prior to Closing; and (C) the Sellers fail to make necessary supplemental disclosure regarding such representation or warranty pursuant to Section 4.3 at or prior to Closing;

(iii)                               a representation or warranty shall be considered breached if (A) such representation or warranty was true and correct when given, without regard to any supplemental disclosure provided pursuant to Section 4.3; (B) such representation or warranty becomes untrue at or prior to Closing; (C) the Sellers make supplemental disclosure regarding such representation or warranty pursuant to Section 4.3 at or prior to Closing; and (D) the condition to close set forth in Section 5.1(a) is satisfied without being waived by the Buyer;

(iv)                              a representation or warranty shall not be considered breached if (A) such representation or warranty was true and correct when given, without regard to any supplemental disclosure provided pursuant to Section 4.3; (B) such representation or warranty becomes untrue at or prior to Closing; (C) the Sellers make supplemental disclosure regarding such representation or warranty pursuant to Section 4.3 at or prior to Closing; and (D) the condition to close set forth in Section 5.1(a) is not satisfied, but the Buyer expressly waives such conditions or otherwise proceeds with the Closing;

(v)                                 following the Closing, any “Knowledge” qualifiers set forth in Sections 2.14 and 2.15 shall be ignored;

(vi)                              any references to “material” or “Material Adverse Effect” set forth in such representation or warranty shall be ignored, other than with respect to the definition of Material Agreements and the use of that term throughout this Agreement; and

(vii)                           the Sellers will be deemed to make all of their representations and warranties herein on behalf of their affiliated legal predecessors in the ownership and operation of the Business, and “Losses” shall include any Losses suffered or incurred as a result of any act or omission by any such legal predecessors);

(b)                                 the breach of any covenant or agreement made by the Sellers in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach, except that, following the Closing, the Sellers shall have no liability for any breach of any covenant set forth in Sections 4.3, 4.5 or 4.6 even if such breach occurs prior to the Closing;

(c)                                  any claim for brokerage and finders’ fees or agents’ commissions arising from or through either Company, MDIC, KMSC, Midwest Mix, any Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement;

(d)                                 any and all Taxes relating to the Reorganization or the Sellers’ ownership or operation of the Business, each Company, MDIC, KMSC and Midwest Mix on or prior to the Effective Date (except to the extent already paid or provided for by the Sellers pursuant to Sections 1.4 and 4.12); or

(e)                                  the items listed on Schedule 6.1(e);

provided that, except with respect to (i) the breach or the alleged breach of the representations and warranties set forth in Sections 2.2, 2.4, 2.5, 2.6(b) and 2.14 and (ii) any fraud or willful misconduct by the party from whom indemnification is sought in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitations will apply, the Buyer Parties will not be entitled to indemnification under Section 6.1(a) for any individual matter as to which the Losses are less than $50,000, nor shall the Buyer Parties be entitled to indemnification under Section 6.1(a) unless the aggregate amount of all Losses for which the Buyer Parties are entitled to indemnification pursuant to such section exceeds $2,500,000 in which case the Buyer Parties will be entitled to indemnification for the amount of such Losses in excess of $2,500,000, and the maximum aggregate liability for which the Buyer Parties will be entitled to indemnification under Section 6.1(a) is $16,000,000.

6.2                                Indemnification of the Sellers.  The Buyer will indemnify and hold the Sellers and their respective Affiliates, directors, employees and agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to:

(a)                                  the breach of any representation or warranty made by the Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach (and, for the purposes of determining under this Section 6.2(a) whether there is a breach of any representation or warranty and the amount of any Losses therefrom, the Buyer will be deemed to make all of its representations and warranties herein on behalf of its affiliated legal predecessors, and “Losses” shall include any Losses suffered or incurred as a result of any act or omission by any such legal predecessors);

(b)                                 the breach of any covenant or agreement made by the Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach;

(c)                                  the conduct of the Companies’ business or activities from and after the Closing, including without limitation any Losses the Sellers or their Affiliates may incur relating to any period after the Closing Date under any agreement disclosed in the Schedules to this Agreement that was entered into by any Seller or its Affiliate and assigned to either or both of the Companies or guaranteed by any Seller or any of their respective Affiliates;

(d)                                 any claim for brokerage and finders’ fees or agents’ commissions arising from or through the Buyer or any of its Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; or

(e)                                  any and all Taxes relating to the Buyer’s ownership or operation of the Business, each Company, MDIC, KMSC and Midwest Mix after the Effective Date.

provided that, the Seller Parties will not be entitled to indemnification under Section 6.2(a) for any individual matter as to which the Losses are less than $50,000, nor shall the Seller Parties be entitled to indemnification under Section 6.2(a) unless the aggregate amount of all Losses for which the Seller Parties are entitled to indemnification pursuant to such section exceeds $2,500,000 in which case the Seller Parties will be entitled to indemnification for the amount of such Losses in excess of $2,500,000, and the maximum aggregate liability for which the Seller Parties will be entitled to indemnification under Section 6.2(a) is $16,000,000; and, provided further, that there shall be no limitation with respect to the Buyer’s obligation to pay the Purchase Price.

6.3                                Survival.

(a)                                  The Sellers’ representations and warranties made in or pursuant to this Agreement and the closing certificate attached as Exhibit D will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the 18 month anniversary of the Closing; provided, that: (i) the representations and warranties set forth in Sections 2.2, 2.4, 2.5 and 2.6(b) will survive indefinitely; (ii) any claim for indemnification pursuant to Section 6.1(a) will survive until such claim is finally resolved if the Buyer notifies the Sellers of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder; and (iii) the representations and warranties set forth in Section 2.14 will survive until sixty (60) days after expiration of the applicable statute of limitation with respect thereto, but only to the extent that such representations and warranties relate to the April 2001 reorganization of the Sellers and their Affiliates and the Reorganization.  Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(a) based on the breach or alleged breach of a representation or warranty may be asserted by the Buyer after the date on which such representation or warranty expires hereunder.

(b)                                 The Buyer’s representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the 18 month anniversary of the Closing; provided, that: (i) the representations and warranties set forth in Section 3.2 will survive indefinitely; and (ii) any claim for indemnification pursuant to Section 6.2(a) will survive until such claim is finally resolved if the Sellers notify the Buyer of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder.  Without limiting the foregoing, no claim for indemnification pursuant to Section 6.2(a) based on the breach or alleged breach of a representation or warranty may be asserted by the Sellers after the date on which such representation or warranty expires hereunder.

(c)                                  The covenants and agreements of the Buyer and of the Sellers made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

6.4                                Notice.  Any party entitled to receive indemnification under this Article VI (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice in a timely manner will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby, subject to the applicable survival provisions of Section 6.3.  Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

6.5                                 Defense of Claims.

(a)                                  The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (ii) the Claim does not relate to the Indemnified Party’s relationship with any customer or employee.

(b)                                 If the conditions of Section 6.5(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent shall be in the Indemnifying Party’s sole discretion if the Indemnifying Party is solely liable for all Losses in connection with such claim, and which consent shall not be unreasonably withheld if both the Indemnifying Party and the Indemnified Party are liable for Losses in connection with such claim; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party if the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim, and the Indemnified Party shall not unreasonably withhold its consent if both the Indemnifying Party and the Indemnified Party are liable for Losses in connection with such claim; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, provided that the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c)                                  If the Indemnifying Party does not assume the control and defense of any Claim, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim; provided (i) the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) and (ii) the Indemnifying Party may employ separate counsel and participate in the defense thereof, but the Indemnifying Party will be responsible for the fees and expenses of such counsel.

(d)                                 The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any Claim the defense of which it is maintaining under this Section 6.5, and each shall reasonably cooperate in good faith with the other with respect to the defense of any Claim.

6.6                                 Appointment of Representative.  Each Seller hereby covenants and agrees to constitute and appoint Chris Henderson and James Kelley, and each of them individually (each, the “Representative”) its true and lawful agent as of the date hereof, each with full power of substitution and resubstitution, to take any action for each Seller and in such Seller’s name, place and stead, in any and all capacities, in connection with any matters related to the indemnification obligations set forth in Article VI.  If the Representative or any successor to the Representative is, for any reason, unable or unwilling to act or continue to act as the Representative, then the Sellers will promptly appoint another individual to act as a successor Representative, and promptly notify the Buyer of such appointment.  Each Seller covenants and agrees that the Representative will be fully empowered to determine in its sole and absolute discretion the terms and conditions of any settlement of a Claim and any document, agreement or instrument that the Representative may execute pursuant hereto, and the Representative may in its sole and absolute discretion determine whether the action in question is in the best interests of each Seller.  Each Seller covenants and agrees that the powers and authority granted to the Representative will remain in full force and effect until the expiration of the indemnification obligations set forth herein.  Each Seller agrees that the Buyer shall be entitled to rely on any action taken by the Representative, on behalf of such Seller, pursuant to this Section 6.6 (an “Authorized Action”).  The Buyer agrees that the Representative shall have no liability to the Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud, and provided that the foregoing limitation shall not limit any right or remedy the Buyers may have against the Sellers. The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for fraud.  Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

6.7                                 Determination of Losses.  The amount of any Loss subject to indemnification under Section 6.1 or Section 6.2 shall be calculated net of (i) any Tax Benefit actually realized (or the present value of any Tax Benefit to be realized) by the Indemnified Party on account of such Loss and (ii) any insurance proceeds actually received by the Indemnified Party on account of such Loss.  If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, then, to the extent such payment did not take into account such Tax Benefit, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnified Party.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates actually applicable to the recipient of such benefit, and any dispute as to the amount of a Tax Benefit, the present value thereof, or whether it is to be realized shall be resolved by binding arbitration by a nationally recognized public accounting firm reasonably acceptable to each party.  The Indemnified Party shall use reasonable efforts to recover under any insurance policy covering any Loss, if reasonably requested by the Indemnifying Party and provided that the Indemnifying Party pays all costs and expenses of the same, including instituting litigation or otherwise pursuing any dispute in respect of any such insurance recovery, if reasonably requested by the Indemnifying Party and provided that the Indemnifying Party pays all costs and expenses of the same; provided, that no Indemnified Party shall be required to obtain or maintain any insurance for this purpose and provided, further, that for purposes of this Section 6.7, any insurance proceeds actually received by the Indemnified Party will be deemed reduced by any premium increase that results from such Loss during the three (3) year period following the claim and costs incurred by the Indemnified Party with respect to the collection of such insurance proceeds.  In the event that an insurance recovery is actually received by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of such recovery (as adjusted pursuant to this Section 6.7) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee; provided, that any such Person or Persons who receives a refund shall promptly reimburse the Indemnified Party for the amount of any reduction in the insurance recovery occasioned by premium increases or collection costs during the three (3) year period following the claim, as contemplated in this Section 6.7, that arise after any such refund.  No Indemnifying Party may delay the payment of any amount owing in respect of any Claim for indemnification pursuant to this Article VI due to the pendency of any Tax Benefit or insurance recovery, nor may any Indemnifying Party offset against any amount owing in respect of any Claim any pending Tax Benefit or insurance recovery.

6.8                                 Exclusive Monetary Remedy.  Anything to the contrary notwithstanding, the indemnification provisions of this Article VI are the exclusive monetary remedy available to the Buyer and the Sellers with respect to any Loss arising out of a breach of this Agreement or the transactions contemplated herein, except with respect to the breach of any separate written agreements among the parties entered into in connection herewith that provide for performance after the Closing Date of the obligations set forth therein; provided, that the foregoing will in no way limit the rights of an Indemnified Party for any fraud or willful misconduct by the Indemnifying Party in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII

Noncompetition Agreement

7.1                                 Noncompetition.

(a)                                  In consideration of the purchase of the Subject Securities and the business associated therewith, each Seller covenants to the Buyer that, for a period of five (5) years from the Closing Date (the “Non-Competition Period”), neither it nor any direct or indirect subsidiary of such Seller will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person), (i) engage in, or have any financial interest in any other Person that engages in, the business of developing, manufacturing, processing, distributing, marketing or selling a Competing Product (each individually and collectively referred to as a “Competing Business”) within the geographic area served by the Business as of the Closing Date (collectively, the “Territory”), (ii) solicit, influence, or attempt to solicit or influence, any customer or any potential customer of the Business within the Territory, or any Person that is, or within the twelve-month period preceding the date of such activity was, a purchaser of goods from either Company to purchase a Competing Product from any Person other than the Buyer or its Affiliates (including, after the Closing, the Companies, MDIC, KMSC and Midwest Mix) or (iii) recruit, solicit or attempt to solicit for employment, any Person who is an employee of either Company.  As used in this Agreement, a “Competing Product” is any product developed, manufactured, processed, distributed, marketed or sold by either Company within the one-year period prior to the Closing Date.

(b)                                 Exception.  It will not be a violation of the restrictive covenant set forth in Section 7.1(a) for (i) any Seller or any direct or indirect subsidiary of any Seller to invest in publicly-traded equity securities constituting less than one percent (1%) of the outstanding securities of such class, or (ii) a third Person that acquires a controlling equity interest in Michael Foods, Inc. to operate a Competing Business (other than through Michael Foods, Inc. and its subsidiaries) within the Territory, provided, that such third Person acquiror does not directly or indirectly utilize any Confidential Information except to the extent any customer, prospect or marketing lists are not specific to the Business and are not used to compete with the Business.

(c)                                  Equitable Relief.  Each Seller acknowledges and agrees that the Buyer would be irreparably harmed by any violation of the restrictive covenant set forth in Section 7.1(a) and that, in addition to all other rights and remedies available to the Buyer at law or in equity, the Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

(d)                                 Representations.  Each Seller represents to the Buyer that it is willing and able to engage in businesses that are not restricted pursuant to this Section 7.1 and that enforcement of the restrictive covenant set forth in this Section 7.1 will not be unduly burdensome to such Seller.  Each Seller acknowledges that its agreement to the restrictive covenant set forth in this Section 7.1 is a material inducement and condition to the Buyer’s willingness to enter into this Agreement, to consummate the transactions contemplated thereby and to perform its obligations thereunder.  Each Seller acknowledges and agrees that the restrictive covenant and remedies set forth in this Section 7.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Buyer and its Affiliates (including, after the Closing, the Companies, MDIC, KMSC and Midwest Mix).

(e)                                  Court Modification.  Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 7.1 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the Buyer and its Affiliates (including, after the Closing, the Companies, MDIC, KMSC and Midwest Mix), then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the Buyer and its Affiliates (including, after the Closing, the Companies, MDIC, KMSC and Midwest Mix).

ARTICLE VIII

Miscellaneous

8.1                                 Termination.

(a)                                  This Agreement and the transactions contemplated hereby may be terminated and abandoned: (i) at any time prior to the Closing Date by mutual written consent of the Buyer and the Sellers; (ii) by either the Buyer, on the one hand, or the Sellers, on the other hand, if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to November 30, 2003; or (iii) by the Buyer, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which the Buyer could be required to dispose of any assets or operations of the Buyer, either Company or their respective Affiliates or to comply with any restriction on the manner in which either Company, the Buyer or its Affiliates conduct their operations;

(b)                                 Notwithstanding the provisions of Section 8.1(a), (i) the Buyer may not terminate this Agreement if the Closing has not occurred because of the Buyer’s willful failure to perform or observe any of its covenants or agreements set forth herein or if the Buyer is, at such time, in breach of this Agreement; and (ii) the Sellers may not terminate this Agreement if the Closing has not occurred because of the willful failure of any Seller to perform or observe any of the covenants or agreements set forth herein or if any Seller is, at such time, in breach of this Agreement.

(c)                                  If this Agreement is terminated pursuant to Section 8.1(a), all further obligations of the parties under this Agreement will terminate and no party will have any liability or obligation (for reimbursement of expenses or otherwise) to any other party, except that the Buyer, on the one hand, and the Sellers, on the other hand, will remain liable to the other for any breach of this Agreement by such party occurring prior to such termination and all legal remedies of the other parties in respect of any such breach will survive such termination unimpaired.

8.2                                Notices.  All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Buyer:	with copies to:

Suiza Dairy Group, Inc. 2515 McKinney Avenue, Suite 1200 Dallas, Texas 75201 Attention: General Counsel Telecopy: (214) 303-3851	Hughes & Luce, L.L.P. 1717 Main Street, Suite 2800 Dallas, Texas 75201 Attention: William A. McCormack Telecopy: (214) 939-5849

if to the Sellers:	with copies to:

c/o Michael Foods, Inc. 301 Carlson Parkway, Suite 400 Minnetonka, Minnesota 55305 Attention: Secretary Telecopy: (952) 258-4000	Leonard Street and Deinard, P.A. 150 South Fifth Street, Suite 2300 Minneapolis, Minnesota 55402 Attention: Thomas P. Sanders Telecopy: (612) 335-1657

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

8.3                                 Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

8.4                                 Brokers.  Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

8.5                                 Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.6                                 Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

8.7                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller or the Buyer without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void; except that (i) the Buyer may assign its rights and obligations under this Agreement to any of the direct or indirect subsidiaries of the Buyer, or any successor to its business and (ii) Sellers may direct that the proceeds to be delivered at Closing be paid to any of its lenders as may be required pursuant to its credit facilities.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 4.11 and Article VI.

8.8                                 Entire Agreement, Amendment.  This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  All statements of the Sellers contained in any Schedule, certificate or other Seller Document required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the Sellers under this Agreement.  The Exhibits, Schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

8.9                                 Specific Performance, Remedies Not Exclusive.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.  Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

8.10                           GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.11                           Drafting.  Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

8.12                           Usage.  Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.  The term “or” will not be interpreted as excluding any of the items described.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

8.13                           Certain Definitions.  For purposes of this Agreement:

(a)                                  the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.

(b)                                 the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)                                  the terms “Knowledge” and “known” and words of similar import mean:

(i)                                     with respect to any Seller, such Seller will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by such Seller, if Gregg A. Ostrander, John D. Reedy, J.D. Clarkson, Max Hoffmann or Dean Sprinkle has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Sellers, the Companies, MDIC, KMSC and Midwest Mix; and all Sellers will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by all the Sellers, if any Seller has such “Knowledge” or is so deemed to “know”; and

(ii)                                  with respect to the Buyer, the Buyer will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Buyer, if any director, officer or any supervisory level employee of the Buyer has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Buyer.

(d)                                 the term “Material Adverse Effect” means any adverse change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, financial condition, assets or Liabilities (contingent or otherwise) of the Companies, MDIC, KMSC and Midwest Mix, taken as a whole.

(e)                                  the term “Permitted Liens” means (i) statutory liens for current Taxes or other current governmental changes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves (reflected in the Latest Balance Sheet) have been established in accordance with GAAP; (ii) mechanics’, carriers’ and similar statutory liens arising or incurred in the ordinary course of business and relating to current amounts that are not due and payable, that are not, individually and in the aggregate, significant in amount or effect or that are being contested in good faith by appropriate proceedings and for which appropriate reserves (reflected in the Latest Balance Sheet) have been established in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Real Property that are not violated by the current use and operation of the Real Property by the Companies; (iv) covenants, conditions, restrictions, easements and other similar matters that appear in the applicable real estate records affecting title to the Real Property or that do not, individually or in the aggregate, impair in any material respect the ownership, occupancy, use, or insurability of the Real Property as currently owned, used and operated by the Companies; (v) matters which are disclosed in an accurate, professionally prepared survey of each parcel of Real Property that has been delivered to the Buyer prior to the date of this Agreement; and (vi) purchase money liens and liens securing rental payments under capital lease arrangements, each of which is disclosed on Schedule 2.7(b).

(f)                                    In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section
Accountant	1.4(d)
Act	2.4(b)
Actual Income Tax Liabilities	1.4(d)
Actual Working Capital	1.4(d)
Affiliate	8.13(a)
Agreement	Preamble

Defined Term	Section
Authorized Action	6.6
Balance Sheet Date	2.8(a)
Benefits Date	4.13
Business	Recitals
Business Portion	4.4(b)
Buyer	Preamble
Buyer Documents	3.2
Buyer Parties	6.1
Buyer’s Business	4.14
Claim	6.4
Closing	1.2
Closing Date	1.2
Code	2.7(c)
Company(ies)	Recitals
Competing Business	7.1(a)
Competing Product	7.1(a)
Competing Transaction	4.9
Confidential Information	4.10
Control	8.13(b)
DOJ	4.6
Effective Date	1.4(a)
Employee Benefit Plans	2.20(a)
Environmental Law	2.18(b)
ERISA	2.20(a)
ERISA Affiliate	2.20(a)
Estimated Income Tax Liabilities	1.4(d)
Estimated Working Capital	1.4(c)
Financial Statements	2.11(a)
FTC	4.6
GAAP	2.11(a)
Governmental Body	2.10
Hazardous Material	2.18(c)
HSR Act	2.10
Income Tax Liabilities	1.4(c)
Indemnified Party	6.4
Indemnifying Parties	6.4
Intellectual Property	2.23
KMSC	Recitals
KMSC Securities	Recitals
KMSI	Preamble
Knowledge	8.13(c)
Latest Balance Sheet	2.11(a)
Latest Balance Sheet Date	2.11(a)
Laws	2.16
Liabilities	2.12(a)

Defined Term	Section
Lien	2.5
Litigation	2.15
Losses	6.1
Majority Interest	1.1
Marathon LLC	Preamble
Material Adverse Effect	8.13(d)
Material Agreements	2.21(a)
Material Customers	2.22(a)
MDIC	Recitals
MDIC Securities	1.1
MFDH	Preamble
MFI Business	4.14
Midwest Mix	Recitals
MDIC Minority Interest	Recitals
MM Securities	Recitals
New Information	4.3
Non-Competition Period	7.1(a)
Ongoing Obligations	2.12(a)
Ordinary Course Obligations	1.3(b)
Permits	2.17
Permitted Lien	8.13(e)
Person	2.15
Post-Effective Portion	4.12(b)
Pre-Effective Portion	4.12(b)
Purchase Price	1.3
Real Property	2.7(c)
Reorganization	5.1(p)
Representative	6.6
Sale of Buyer’s Assets	4.14
Sale of Sellers’ Assets	4.14
Seller Documents	2.2
Seller Parties	6.2
Seller(s)	Preamble
Shared Contracts	4.4(b)
Stated Working Capital	1.4(b)
Straddle Tax Period	4.12(b)
Subject Securities	1.1
Tax Benefit	6.7
Tax / Taxes	2.14(i)
Territory	7.1(a)
TXCT Minority Interest	Recitals
Unassigned Contracts	4.4(b)
Working Capital	1.4(a)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BUYER:

SUIZA DAIRY GROUP, INC.

By:	/s/ Ron Klein
Name:	Ron Klein
Title:	Authorized Signatory

THE SELLERS:

MICHAEL FOODS, INC.

By:	/s/ Gregg A. Ostrander
Name:	Gregg A. Ostrander
Title:	President and CEO

MICHAEL FOODS OF DELAWARE, INC.

By:	/s/ Gregg A. Ostrander
Name:	Gregg A. Ostrander
Title:	President and CEO

KOHLER MIX SPECIALTIES, INC.

By:	/s/ Gregg A. Ostrander
Name:	Gregg A. Ostrander
Title:	Director

M-FOODS DAIRY HOLDINGS, LLC

By:	/s/ Gregg A. Ostrander
Name:	Gregg A. Ostrander
Title:	President and CEO

MARATHON DAIRY, LLC

By:	/s/ Michael S. Israel
Name:	Michael S. Israel
Title:	Chief Executive Officer and President

Exhibits

A	Payment of Purchase Price
B	Noncompetition Agreement
C	[reserved]
D	Sellers’ Closing Certificate
E	Form of Seller Secretary’s Certificate
F	Opinion of Counsel to the Sellers
G	Form of Estoppel Certificate
H	Transition Service Agreement
I	Papetti’s License
J	Minnetonka License
K	Buyer’s Closing Certificate
L	Opinion of Counsel to the Buyer

Schedules

1.4(a)	Stated Working Capital
1.5(c)	Employees Executing Noncompetition Agreements
2.1	Foreign Qualifications/Assumed Names
2.4	Agreements Relating to Securities
2.5	Record and Beneficial Ownership of Subject Securities; Liens on Subject Securities
2.6(b)	Subsidiaries and Other Interests; Non-Operating Entities
2.7(a)	Assets
2.7(b)	Liens on Assets
2.8	Intercompany Assets
2.9	Breach, Default, Conflicts; Contractual Consents; Notices
2.10	Governmental Consents
2.11	Financial Statements
2.13	Absence of Certain Changes
2.14	Taxes
2.15	Litigation
2.16	Compliance with Laws
2.17	Permits
2.18	Environmental
2.19	Employee Matters
2.20	Employee Benefit Plans
2.21(a)	Material Agreements
2.21(b)	Status of Material Agreements
2.22(a)	Material Customers
2.22(b)	Revenue by Product
2.23	Intellectual Property
2.24	Competing Interests
2.26	Insurance
4.1	Conduct of Business
4.4(c)	Subcontracts
4.12(c)	Record Retention Agreements

4.13	Excluded Employees
5.1(c)	Material Agreement Consents
5.1(q)	Conditions to Closing
6.1(e)	Indemnification